Exhibit 10.57

Ryman Hospitality Properties, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I.	Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainer	Effective prior to May 1, 2013	Effective May 1, 2013
Board retainer	$50,000	$60,000
Lead Non-Management Director retainer	$20,000	$20,000
Audit chair retainer	$20,000	$20,000
Audit member retainer	$10,000	$10,000
Human Resources/Nominating and Corporate Governance chair retainer	$12,500	$15,000
Human Resources/Nominating and Corporate Governance member retainer	$7,500	$7,500

Prior to May 1, 2013, each director receives a fee of $1,500 for attending each meeting of the Board of Directors. Effective May 1, 2013, directors will no longer receive a fee for attending meetings of the Board of Directors. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

As of the date of our first board meeting following our 2013 annual meeting of stockholders, each non-employee director will receive an annual grant of restricted stock units having a fixed dollar value of $75,000 (decreased from $100,000 in 2012). The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s Amended and Restated 2006 Omnibus Incentive Plan, unless deferred by the director until the earlier of a specified date or the end of the director’s service on the Board of Directors.

II.	Compensation of Continuing Named Executive Officers. The following table sets forth the 2013 annual base salaries and the fiscal 2012 performance bonuses provided to Colin Reed, the Company’s Chief Executive Officer, and Mark Fioravanti, the Company’s Chief Financial Officer.

	2013 Salary	Fiscal 2012 Bonus Amount
Colin V. Reed	$670,000	$2,000,000
Mark Fioravanti	$425,000	$650,000

The above-described fiscal 2012 Bonus Amounts were paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

The following table sets forth the fiscal 2013 bonus targets as a percentage of 2013 base salary set for Messrs. Reed and Fioravanti:

	Threshold	Target	Maximum
Colin V. Reed	75%	150%	300%
Mark Fioravanti	50%	100%	150%

The fiscal 2013 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will be paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

Messrs. Reed and Fioravanti also receive long-term incentive awards, as discussed below, pursuant to the Company’s stockholder-approved equity incentive plans.

On February 14, 2013, Messrs. Reed and Fioravanti were granted 23,000 and 8,000 time-vesting restricted stock units, respectively (vesting ratably over four years beginning on the first anniversary of the grant date), and 23,000 and 9,000 performance-vesting restricted stock units for the 2013-2015 performance period, respectively (of which up to 150% will vest on February 14, 2016 based on the achievement of designated financial goals).

III.	Other Named Executive Officers. Each of Carter Todd, Rod Connor, David Kloeppel, and Richard Maradik are expected to be our other named executive officers in the Company’s proxy statement to be filed in connection with the 2013 annual meeting of stockholders. The employment of Messrs. Todd and Connor will terminate effective March 1, 2013 and March 2, 2013, respectively. The employment of Messrs. Kloeppel and Maradik terminated effective November 1, 2012 and March 1, 2012, respectively. The 2013 annualized base salary paid to Mr. Todd and Mr. Connor through the date of termination of their employment is $324,000 and $276,133, respectively.

IV.	Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of directors and named executive officers will be provided in the Company’s proxy statement to be filed in connection with the 2013 annual meeting of stockholders.